EXHIBIT 99 (a)





                               EXCHANGE AGENT AGREEMENT

     May ___, 1995

     The Chase Manhattan Bank (National Association)
     1 Chase Manhattan Plaza
     New York, New York  10081


     Dear Sirs:

          Florida Power & Light Company, a Florida corporation (the "Company"), has made an offer to exchange its ___% Quarterly Income Debt Securities (Subordinated Deferrable Interest Debentures, Due _____) (the "Debentures") for its 5,000,000 outstanding shares of $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share) (the "$2.00 Preferred Stock"), upon the terms and subject to the conditions set forth in the Prospectus dated May __, 1995 (the "Prospectus"), and set forth in the Letter of Transmittal and related correspondences (the "Letter of Transmittal", which, together with the Prospectus, constitutes the "Exchange Offer"). All terms not defined herein shall have the same meaning as in the Prospectus.

               You hereby agree to act as Exchange Agent in connection with the Exchange Offer. You hereby agree that, in carrying out your duties as Exchange Agent in connection with the Exchange Offer, you are agent for the holders of shares of the Company's $2.00 Preferred Stock and not in any way agent for the Company or any affiliate of the Company, although the Company shall pay your fees and expenses. You also hereby agree that your authority and actions as Exchange Agent shall be governed by the terms of the Prospectus, the Letter of Transmittal and this Agreement and that you shall act as follows in connection with the tender of shares of $2.00 Preferred Stock:

          1.   Receipt of $2.00 Preferred Stock and Related Materials.
               ------------------------------------------------------

               (a) You shall receive certificates for shares of $2.00 Preferred Stock (or Confirmations (as defined in Section 2(c) hereof) relating to shares of $2.00 Preferred Stock), accompanied by Letters of Transmittal (or facsimiles thereof) properly executed in accordance with the instructions therein, Notices of Guaranteed Delivery (as defined in Section 2(c) hereof), any requisite collateral documents and all other instruments and communications submitted to you in connection with the Exchange Offer, and you shall preserve the same until delivered to the Company or otherwise disposed of in accordance with the Company's instructions.

               (b) All Confirmations, Letters of Transmittal, Notices of Guaranteed Delivery, telegrams, facsimile transmissions, notices, letters and other materials submitted to you (except certificates for shares of $2.00 Preferred Stock) pursuant to the Exchange Offer shall be stamped by you to show the date and time of receipt thereof, and these documents, or copies thereof, shall be preserved by you for a reasonable time not to exceed one year or the termination of the Exchange Offer, whichever is longer, and thereafter shall be delivered by you to the Company. Thereafter, any inquiries relating to or requests for any of the foregoing shall be directed solely to the Company and not the Exchange Agent.

          2.   Conditions for Valid Tender.
               ---------------------------

               (a) Tenders of shares of $2.00 Preferred Stock may be made only as set forth in the Prospectus, and shares of $2.00 Preferred Stock shall be considered validly tendered to you only if:

                    (i) you receive certificates for such shares of $2.00 Preferred Stock (or a Confirmation relating to such shares of $2.00 Preferred Stock) and a properly completed and duly executed Letter of Transmittal (or facsimile thereof) relating thereto prior to the Expiration Date (as defined in Section 7 hereof), and you receive a final determination of the adequacy of the items received as provided in Section 4 hereof from the Company) or

                    (ii) you receive a Notice of Guaranteed Delivery relating to such shares of $2.00 Preferred Stock from an Eligible Institution (as defined in paragraph (c) below) prior to the Expiration Date and you receive certificates for such shares of $2.00 Preferred Stock (or a Confirmation relating to such shares of $2.00 Preferred Stock) and either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) relating thereto on or prior to 5:00 p.m. New York City time, or in the case of shares of $2.00 Preferred Stock, five New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery, and you receive a final determination of the adequacy of the items received as provided in
                    Section 4 hereof from the Company.

               (b) Notwithstanding the provisions of paragraph (a) above, shares of $2.00 Preferred Stock which the Company shall approve, in writing, as having been validly tendered shall be considered to be validly tendered.

               (c) For the purposes of this Agreement, (i) a "Confirmation" shall be a confirmation of book-entry transfer of shares of $2.00 Preferred Stock into your account at the Depository Trust Company (hereinafter "DTC" which, for purposes of this Agreement, shall also be deemed to include, a reference to the Midwest Securities Trust Company and Philadelphia Depository Trust Company) to be established and maintained by you in accordance with Section 3 hereof; (ii) a "Notice of Guaranteed Delivery" shall be a notice of guaranteed delivery substantially in the form attached as Exhibit C hereto, received by you by hand or by mail or by a telegram, facsimile transmission or letter substantially in such form, or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of DTC and the Exchange Agent, substantially in such form; provided, however,
                                                           --------  -------
               that if such notice is sent by DTC through electronic means, it must state that DTC has received an express acknowledgement from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice; and (iii) an "Eligible Institution" shall be a member firm of a national securities exchange registered with the Securities and Exchange Commission or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office, branch or agency in the United States.

          3.   Book-Entry Transfers.  You shall establish and maintain an
               --------------------
     account at DTC for book-entry transfers of shares of $2.00 Preferred Stock, as set forth in the Letter of Transmittal and the Prospectus, and you shall comply with the provisions of Rule 17Ad-14 under the Securities Exchange Act of 1934, as amended.

          4.   Examination of Tenders.
               ----------------------

               (a) You shall examine each Letter of Transmittal (or facsimile thereof), certificate for shares of $2.00 Preferred Stock, Confirmation, Notice of Guaranteed Delivery and any other document transmitted, delivered or mailed to you by, or on behalf of, a holder of shares of $2.00 Preferred Stock to ascertain that
               (i) each such Letter of Transmittal (or facsimile thereof) is duly executed and properly completed in accordance with the instructions set forth therein, (ii) each such Notice of Guaranteed Delivery and each such other document are duly executed and properly completed in accordance with the instructions set forth in the Prospectus and the related Letter of Transmittal, (iii) all documents that are required to accompany the Letter of Transmittal and certificates for shares of $2.00 Preferred Stock or otherwise to be submitted have been completely and properly transmitted, delivered or mailed to you and (iv) the shares of $2.00 Preferred Stock otherwise have been properly tendered in accordance with the instructions in the Prospectus and the related Letter of Transmittal.

               (b) You need not pass on the legal sufficiency of any signature or verify any signature guarantee, although you are to ascertain whether each signature or signature guarantee required to appear on the Letter of Transmittal (or facsimile thereof) does so appear.

               (c) You are not authorized to accept any defective, alternative, conditional or contingent tender, or tender of fractional shares except as provided in the Prospectus, the related Letter of Transmittal or this Agreement, unless you shall have received from the Company the Letter of Transmittal which was surrendered, duly dated and signed by an authorized officer of the Company, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Company.

               (d) In the event any Letter of Transmittal (or facsimile thereof), any Notice of Guaranteed Delivery or any other required document has been improperly completed, executed or transmitted, or any certificate for shares of $2.00 Preferred Stock is not in proper form for transfer (as required by the instructions set forth in the Letter of Transmittal), or if some other irregularity in connection with tendering or acceptance of shares of $2.00 Preferred Stock exists, you shall endeavor, after consulting with the Company, to take such action as may be reasonably necessary to cause such irregularity to be corrected. You are authorized to request from any person tendering shares of $2.00 Preferred Stock such additional documents or undertakings as you may deem appropriate, and you are authorized to request resubmission by any such tendering stockholder, Eligible Institution or DTC, as the case may be, of a defective or incomplete Letter of Transmittal (or a facsimile thereof), Notice of Guaranteed Delivery or other documents. You shall also diligently attempt to determine proper taxpayer identification numbers in the event that such numbers have been omitted from the relevant documents.

               (e) If any such irregularity cannot be corrected, after consulting with the Company you shall return the certificate(s) for shares of $2.00 Preferred Stock involved or cause the transfer of such shares of $2.00 Preferred Stock into the account at DTC of the person tendering them, as the case may be, and return any related documents to the person tendering them (in the manner prescribed in Section 13 hereof).

               (f) All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of $2.00 Preferred Stock, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate for shares of $2.00 Preferred Stock, shall be resolved by the Company, whose determination shall be final and binding. The Company shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Company's interpretation of the Prospectus, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

               (g) You agree to maintain accurate records as to all shares of $2.00 Preferred Stock tendered prior to or on the Expiration Date.

          5.   Time of Tender.
               --------------

               (a) Except as otherwise herein provided, a tender shall be deemed made at the time the certificate(s) for shares of $2.00 Preferred Stock (or a Confirmation relating to such shares of $2.00 Preferred Stock), the Letter of Transmittal (or facsimile thereof) relating thereto and all other required documents have been received by you.

               (b) A tender by Notice of Guaranteed Delivery shall be deemed made on the date such Notice of Guaranteed Delivery is received by you, provided that all other conditions, including timely compliance with the procedures for guaranteed delivery set forth in the Prospectus, for such a tender are met.

               (c) Defective tenders shall be deemed validly made at the time the irregularities have been cured to the satisfaction of, or waived by, the Company.

          6.   Withdrawal by Tendering Stockholders.  A tendering stockholder
               ------------------------------------
     may withdraw shares of $2.00 Preferred Stock tendered as set forth in the Prospectus, in which event, except as may be specified otherwise in the notice of withdrawal of the stockholder pursuant to the Prospectus, all items in your possession which shall have been received from such stockholder with respect to such shares of $2.00 Preferred Stock shall be returned promptly to, or upon the order of, such stockholder and the shares of $2.00 Preferred Stock covered by such items no longer shall be considered to be validly tendered. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by you within the time period specified for withdrawal in the Prospectus at your address set forth on the back page of the Prospectus. Any notice of withdrawal must specify the name of the person having deposited the shares of $2.00 Preferred Stock to be withdrawn, the number of shares of $2.00 Preferred Stock to be withdrawn and, if the certificates representing such shares of $2.00 Preferred Stock have been delivered or otherwise identified to you, the name of the registered holders of such shares of $2.00 Preferred Stock as set forth in such certificates. If the certificates have been delivered or otherwise identified to you, then (except in the case of shares tendered for the account of an Eligible Institution), prior to the release of such certificates the tendering stockholder must also submit to you the serial numbers shown on the particular certificates evidencing such shares of $2.00 Preferred Stock and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. In the case of shares of $2.00 Preferred Stock tendered pursuant to procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with withdrawn shares of $2.00 Preferred Stock. You are authorized and directed to examine any notice of withdrawal to determine whether you believe any such notice may be defective. In the event you conclude that any such notice is defective you shall, after consultation with and on the instructions of the Company, use reasonable efforts in accordance with your regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, whose determination shall be final and binding. Any shares of $2.00 Preferred Stock so withdrawn shall no longer be considered to be validly tendered unless such shares of $2.00 Preferred Stock are re-tendered prior to the Expiration Date pursuant to the Exchange Offer.

          7.   Expiration.  The Exchange Offer will expire on the date and at
               ----------
     the time specified in the Prospectus (the "Initial Expiration Date"), unless extended by the Company (the Initial Expiration Date or, if the Exchange Offer has been extended, the latest date and time to which the Exchange Offer has been extended is herein referred to as the "Expiration Date"). The Company shall notify you, orally or in writing, of any extension of the Exchange Offer prior to the time the Exchange Offer otherwise would have expired (any such oral notification to be confirmed in writing but effective immediately).

          8.   Termination.  If at anytime the Exchange Offer shall be
               -----------
     terminated in accordance with the terms thereof, the Company shall promptly notify you, orally or in writing, of such termination and the time thereof (any such oral notification to be confirmed in writing but effective immediately). If such termination shall occur, all shares of $2.00 Preferred Stock tendered to you prior to the time of such termination (except such of the shares of $2.00 Preferred Stock as shall have been paid for by the Company prior to the effectiveness of such termination) and all items then or thereafter in your possession which relate to such shares of $2.00 Preferred Stock shall be returned promptly to, or upon the order of, the respective holders of such shares of $2.00 Preferred Stock.

          9.   Information and Reports.
               -----------------------

               (a) By 11:00 a.m., New York City time, on each business day (or more frequently if requested) after the commencement of the Exchange Offer, you shall communicate by telephone to each of the following persons the information set forth in Exhibit D hereto:

                    (i)       the Company;

                    (ii)      the "Dealer Managers"

                    (iii)     the Company's counsel; and

                    (iv) such other person(s), by such means, as any of the foregoing may designate.

     Promptly thereafter you shall send such information in a written report to each such person.

               (b) You shall furnish to the Company, upon request, master lists of shares of $2.00 Preferred Stock tendered for exchange, including an A-to-Z list of the tendering stockholders.

               (c) You shall not provide persons other than those mentioned in (or designated in accordance with the provisions of) paragraphs
               (a) and (b) above with any information not contained in the Prospectus and the Letter of Transmittal. In no event shall you
                                                          ---------------------
               make any recommendation, either directly or indirectly, regarding
               -----------------------------------------------------------------
               the advisability of tendering shares of $2.00 Preferred Stock
               -------------------------------------------------------------
               pursuant to the Exchange Offer.  If you receive requests for
               ------------------------------
               copies of the Prospectus, Letter of Transmittal, or other Exchange Offer materials, you shall advise persons making such requests that copies of such documents can be obtained from the Company, the Information Agent, or the Dealer Managers at the addresses set forth on the back cover of the Prospectus.

               (d) You shall provide to the Company, the Dealer Managers, Winthrop Stimson Putnam & Roberts, counsel to the Dealer Managers, and such other persons as any of them may designate, with access to your offices and to those persons on your staff who are responsible for receiving tenders in order to ensure that, immediately prior to any Expiration Date, the Company shall receive sufficient information to enable it to decide whether to extend the Exchange Offer.

          10.  Acceptance and Exchange.
               -----------------------

               (a) The Company shall notify you, orally or in writing, of the number of shares of $2.00 Preferred Stock, if any, which have been accepted for exchange and the date or dates on which the exchange for such exchanged shares of $2.00 Preferred Stock shall be made (each such date being referred to as a "Exchange Date"). Any such oral notification shall be confirmed in writing but shall be effective immediately.

               (b) Subject to the provisions of paragraphs (c) and (d) below, on each Exchange Date you shall:

                    (i) deliver or cause to be delivered to the person specified in each Letter of Transmittal relating to exchanged shares of $2.00 Preferred Stock $25 principal amount of Debentures and the Payment in Lieu of Accumulated Dividend as specified in the Exchange Offer (less any adjustment required by the Exchange Offer and Letter of Transmittal and less the amount of any stock transfer taxes that under the provisions of Instruction 6 of the Letter of Transmittal are to be deducted with respect to the exchange, as set forth in Section 11 below) for each such exchanged Preferred Share; and

                    (ii) cause the transfer of the exchanged shares of $2.00 Preferred Stock referred to in clause (b) (i) above, into such name or names and in such denominations, and deliver or cancel or otherwise dispose of the new certificates in respect thereof, as the Company may by written notice to you direct.

               (c) With respect to shares of exchanged shares of $2.00 Preferred Stock that have been delivered by book-entry transfer into your account at DTC, on each Exchange Date you shall:

                    (i) subject to the provisions of paragraph (e) below, deliver or cause to be delivered to DTC $25 principal amount of Debentures and the Payment in Lieu of Accumulated Dividend, in such manner as shall be acceptable to DTC, as specified in the Exchange Offer (less any adjustment required by the Exchange Offer and the Letter of Transmittal and less the amount of any stock transfer taxes which under the provisions of Instruction 6 of the Letter of Transmittal are to be deducted with respect to such exchange, as set forth in Section 11 below) for each such exchanged Preferred Share; and

                    (ii) cause the transfer of the exchanged shares of $2.00 Preferred Stock referred to in clause (c) (i) above, in accordance with written instructions from the Company.

               (d) No exchange shall be made as to any shares of $2.00 Preferred Stock until a certificate or certificates representing such shares of $2.00 Preferred Stock (or a Confirmation relating to such shares of $2.00 Preferred Stock, in the case of shares of $2.00 Preferred Stock to be exchanged for in accordance with paragraph (c) above), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) relating thereto and all other required documents are physically received by you.

               (e) On the date of delivery of Debentures and the Payment in Lieu of Accumulated Dividend delivered or caused to be delivered to DTC pursuant to paragraph (c) above and Debentures and the Payment in Lieu of Accumulated Dividend delivered at your window, the Company shall deposit or cause to be deposited with you, a principal amount of Debentures and cash representing the Payment in Lieu of Accumulated Dividend equal to the aggregate principal amount of Debentures and the Payment in Lieu of Accumulated Dividend delivered to DTC pursuant to paragraph (c) above and Debentures and the Payment in Lieu of Accumulated Dividend delivered at your window on such date of delivery.

               (f) On each Exchange Date, you will inform the Company of the aggregate amount of Debentures and the Payment in Lieu of Accumulated Dividend delivered or caused to be delivered by you not described in paragraph (c) above. The Company shall deposit, or cause to be deposited with you, a principal amount of Debentures and cash representing the Payment in Lieu of Accumulated Dividend equal to the aggregate principal amount of Debentures and the Payment in Lieu of Accumulated Dividend so delivered.

               (g) The Company will deposit with or transfer to you on your request immediately available funds in an amount equal to the stock transfer taxes, if any, payable in respect of the transfer to the Company or its nominee or nominees of all shares of $2.00 Preferred Stock so exchanged. Upon request by the Company, you will apply to the proper authorities for the refund of money paid on account of such transfer taxes. On receipt of such refund, you will promptly pay over to the Company all money so refunded. You shall not use any such funds to set off any other amounts which may be due to you or your affiliates from the Company or its affiliates.

          11.  Deduction of Stock Transfer Taxes with Respect to the Exchange;
               ---------------------------------------------------------------
     Substitute Form 1099-B.
     ----------------------

               (a) If beneficial ownership of Debentures issued in exchange for shares of $2.00 Preferred Stock tendered is to be registered in the name of, or shares of $2.00 Preferred Stock not tendered or not exchanged are to be registered in the name of, any person other than the registered holder, or if tendered shares of $2.00 Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, you shall deduct the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person from the exchange of such shares of $2.00 Preferred Stock if satisfactory evidence of the payment of such taxes or exemption therefrom is not submitted.

               (b) On or before January 31st of the year following the year in which the Company accepts shares of $2.00 Preferred Stock for exchange, you will prepare and mail to each tendering stockholder whose shares of $2.00 Preferred Stock were accepted, other than stockholders who demonstrate their status as nonresident aliens in accordance with applicable United States Treasury Regulations ("Foreign Stockholders"), a Form 1099-B reporting the gross proceeds from the exchange of shares of $2.00 Preferred Stock as of the date such shares of $2.00 Preferred Stock are accepted for exchange. For this purpose, "gross proceeds" means only the amount of any cash received in the exchange. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with the Treasury Regulations on or before February 28th of the year following the year in which the shares of $2.00 Preferred Stock are accepted for exchange.

               (c) You will deduct and withhold 31% backup withholding tax from the gross proceeds received with respect to shares of $2.00 Preferred Stock tendered by any stockholder, other than a Foreign Stockholder, who has not properly provided you with his taxpayer identification number, in accordance with Treasury Regulations or is otherwise subject to backup withholding pursuant to the Treasury Regulations or is otherwise subject to backup withholding pursuant to the Treasury Regulations.

               (d) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

          12.  Return of $2.00 Preferred Stock.  If, pursuant to the Prospectus
               -------------------------------
     and the Letter of Transmittal, the Company does not accept for exchange certain shares of $2.00 Preferred Stock tendered, you shall return promptly the certificates for such shares of $2.00 Preferred Stock (or cause the transfer of such shares of $2.00 Preferred Stock into the account at DTC of the person who deposited such shares of $2.00 Preferred Stock, as the case may be), together with a notice or letter furnished and without expense to such persons. If any such shares of $2.00 Preferred Stock were tendered or purported to be tendered by means of a Confirmation, you shall notify DTC that transmitted said Confirmation of the Company's decision not to accept the shares of $2.00 Preferred Stock.

          13.  Delivery of Debentures and Share Certificates.  All Debentures
               ---------------------------------------------
     exchanged for Exchanged Shares, other than Debentures delivered at your window or to DTC, shall be forwarded and all certificates for shares of $2.00 Preferred Stock not exchanged shall be forwarded to the tendering stockholder (a) by first class mail under a blanket surety bond protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificates for shares of $2.00 Preferred Stock or (b) by registered mail, insured separately for the replacement value of such certificates for shares of $2.00 Preferred Stock. However, it is understood that when certificates for shares of $2.00 Preferred Stock are being transported by a common carrier, such carrier's insurance policies may provide coverage in lieu of such blanket bond coverage.

          14.  Fees to Brokers, Bonds and Others.  You are not authorized to pay
               ---------------------------------
     or offer to pay any concessions or commissions to brokers, dealers, banks or other persons or to engage or utilize any persons to solicit tenders or to pay any person, including without limitation the Dealer Managers, any soliciting fees.

          15.  Compensation of Exchange Agent.  For your services as Exchange
               ------------------------------
     Agent hereunder you shall be entitled to compensation as set forth in Exhibit E hereto.

          16.  Duties of Exchange Agent.  As Exchange Agent hereunder you:
               ------------------------

               (a) shall have no duties or obligations other than those specifically set forth herein (including the Exhibits attached hereto) or those as to which you and the Company subsequently may agree in writing; provided, however, that you shall take all
                                 --------  -------
               reasonable action with respect to the Exchange Offer as may from time to time be requested by the Company. You are authorized to cooperate with and furnish information to the Dealer Managers or their representatives or any other organization (or its representatives) designated from time to time by the Company, in any manner reasonably requested by the Company in connection with the Exchange Offer and tenders thereunder;

               (b) shall not be regarded as making any representations as to, and shall have no responsibility for, the validity, sufficiency, value or genuineness of any certificates for shares of $2.00 Preferred Stock or any Confirmations relating to the shares of $2.00 Preferred Stock deposited with you or tendered pursuant to the Exchange Offer in the exercise of reasonable diligence on your part and you shall not be required to, and you shall not, make any representations as to the validity, sufficiency, value or genuineness of the Exchange Offer;

               (c) shall not initiate any legal action hereunder without the prior written approval of the Company, and where the taking of legal action might in your judgment subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity satisfactory to you;

               (d) may rely on, and shall be protected in acting in reliance upon, any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or any document or other security delivered to you and in good faith believed by you to be genuine and to have been signed by the proper party or parties;

               (e) may rely on and shall be protected in acting in reliance upon the oral or written instructions of any executive officer of the Company or any other employee or representative of the Company designated by any such executive officer, with respect to any matter relating to your actions as Exchange Agent;

               (f) may consult counsel satisfactory to you (including the Company's counsel), and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;

               (g) shall not at any time advise any person tendering shares of $2.00 Preferred Stock pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value of any shares of $2.00 Preferred Stock tendered. If such advice is requested of you, you shall respond that you are not authorized to give such advice and shall recommend that the person requesting such advice consult his or her own investment advisor or broker; and

               (h) shall have no obligation to exchange Debentures for any tendered shares of $2.00 Preferred Stock unless the Company shall have made available to you Debentures exchangeable with respect thereto.

          17.  Waiver of Liens.  It is understood and agreed that the
               ---------------
     securities, money or property to be deposited with or received by you as Exchange Agent (the "Property") constitute a special, segregated amount, held solely for the benefit of the Company and stockholders tendering shares of $2.00 Preferred Stock, as their interests may appear, and the Property shall not be commingled with the money, assets or properties of you or any other person, firm or corporation. You hereby waive any and all rights of lien, attachment or set-off whatsoever, if any, against the Property so to be deposited, whether such rights arise by reason of the statutory or common law of New York, contract or otherwise.

          18.  Indemnity.
               ---------

               (a) The Company hereby covenants to indemnify and hold you harmless against any losses, damages, costs and expenses (including reasonable fees and disbursements of your legal counsel) which you may incur or become subject to arising from or out of any claim or liability resulting from your actions as Exchange Agent pursuant to this Agreement; provided, however,
                                                          --------  -------
               that you shall not be indemnified or held harmless with respect to such losses, damages, costs and expenses incurred or suffered by you as a result, or arising out, of your negligence, misconduct, bad faith or breach of this Agreement.

               (b) In no case shall the Company be liable with respect to any action, proceeding, suit or claim against you unless you shall have notified the Company, by letter or by tested telex or confirmed facsimile transmission in either case confirmed by letter, of the written assertion of an action, proceeding, suit or claim commenced against you, promptly after you shall have notice of any such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim.

               (c) The Company shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such action, proceeding, suit or claim and, if the Company so elects, the Company shall assume the defense of any such suit. In the event that the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any additional counsel that you retain, so long as the Company shall retain counsel satisfactory to you, in the exercise of your reasonable judgment, to defend such suit.

               (d) You agree not to settle any claim or litigation in connection with any claim or liability with respect to which you may seek indemnification from the Company without the prior written consent of the Company.

               (e) Anything in this Agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

          19.  Authorized Persons.  Set forth in Exhibit F hereto is a list of
               ------------------
     the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company, as the case may be, under this Agreement.

          20.  Notices.  Except as expressly set forth elsewhere in this
               -------
     Agreement, all notices, instructions and communication under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to:

                            Florida Power & Light Company
                                700 Universe Boulevard
                              Juno Beach, Florida 33408
                        Attention:  Dilek L. Samil, Treasurer

                          or, if to the Exchange Agent, to:

                   The Chase Manhattan Bank (National Association)

                               1 Chase Manhattan Plaza
                                      Floor 3-B
                              Nassau and Liberty Streets
                              New York, New York  10081
                               Attention:  John Strain

     or to such other address as a party hereto shall notify the other parties.

          21.  Modification.  The instructions contained herein may be modified
               ------------
     or supplemented by any executive officer of the Company authorized to give any notice, approval or waiver on its behalf.

          22.  Assignment.  This Agreement and the appointment as Exchange Agent
               ----------
     hereunder shall inure to the benefit of, and the obligations created thereby, shall be binding upon, the successors and assigns of the parties hereto, except that you may neither assign your rights nor delegate your duties hereunder without the prior written consent of the Company; provided
                                                                        --------
     that nothing in this Agreement is intended to or shall confer upon any third party any rights, remedies or benefits of any kind whatsoever. This Agreement may not be assigned by any party without the prior written consent of all other parties.

          23.  Interpretation.
               --------------

               (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

               (b) If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between us to the full extent permitted by applicable law.

               (c) Any inconsistency between this Agreement and the terms of the Prospectus and Letter of Transmittal, as they may from time to time be amended, shall be resolved in favor of the Prospectus and Letter of Transmittal, except with respect to the duties, liabilities and rights, including without limitation compensation and indemnification, of you as Exchange Agent, which shall be controlled by the terms of this Agreement.

               (d) Section headings have been inserted herein for convenience of reference only, are not a part of this Agreement and shall not be used in any way in the interpretation of any of the provisions hereof.

          24.  Counterparts.  This Agreement may be executed in separate
               ------------
     counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute but one and the same instrument.

               Please acknowledge receipt of this Agreement and the Exhibits hereto and confirm the arrangements herein provided by signing and returning the enclosed copy to the Company, whereupon this Agreement and the terms and conditions herein provided shall constitute a binding agreement between us.

                                        Very truly yours,

                                        Florida Power & Light Company



                                        By:_______________________________
                                           Name:
                                           Title:

     Accepted and agreed to as of
     the date first above written:

     The Chase Manhattan Bank (National Association)


     By:_____________________________
        Name:
        Title:

                         Exhibits to Exchange Agent Agreement
                         ------------------------------------


                         Exhibit A   Prospectus
                         Exhibit B   Letter of Transmittal
                         Exhibit C   Notice of Guaranteed Delivery
                         Exhibit D   Information Required Pursuant to
                                      Section 9(a)
                         Exhibit E   Schedule of Exchange Agent Fees
                         Exhibit F   Specimen Signatures

                                                                       EXHIBIT D

                    INFORMATION REQUIRED PURSUANT TO SECTION 9(A)
                    ---------------------------------------------


          The Exchange Agent shall communicate the following information to the persons designated pursuant to Section 11 of this Agreement by 11:00 a.m., New York City time, on each business day (or more frequently if requested) after the commencement of the Exchange Offer:

               1. the number of shares of $2.00 Preferred Stock properly tendered on the preceding business day, stating separately the number of shares of $2.00 Preferred Stock properly tendered pursuant to Notices of Guaranteed Delivery;

               2. the number of shares of $2.00 Preferred Stock defectively tendered on the preceding business day;

               3. the number of shares of $2.00 Preferred Stock properly delivered on the preceding business day pursuant to Notices of Guaranteed Delivery previously received;

               4. the number of shares of $2.00 Preferred Stock properly withdrawn on the preceding business day;

               5. the cumulative total from the commencement of the Exchange Offer through the close of business on the preceding business day of the number of shares of $2.00 Preferred Stock referred to in clauses 1, 2, 3 and 4 above; and

               6. such additional information relating to the Exchange Offer as any person designated pursuant to Section 11 of this Agreement may reasonably request.

                                                                       EXHIBIT E

                           Schedule of Exchange Agent Fees


                                                                       EXHIBIT F

                                 SPECIMEN SIGNATURES



     Dilek L. Samil      Treasurer and
                         Assistant Secretary      ______________________________

     P. R. Sutherland    Assistant Treasurer and
                         Assistant Secretary      ______________________________